EXHIBIT 99.1

Health Insurance Innovations, Inc. Reports Fourth Quarter and Fiscal 2015 Financial and Operating Results

Record 2015 Revenue of $104.7 Million, Up 18% From 2014

Q4 2015 Adjusted Earnings Per Share of $0.10

Full Year 2015 Adjusted Earnings Per Share of $0.27

Record Policies in Force Totaled Approximately 195,100, an 84% Increase YOY

TAMPA, Fla., March 03, 2016 (GLOBE NEWSWIRE) -- Health Insurance Innovations, Inc. (HII) (NASDAQ:HIIQ), a leading developer, distributor, and virtual administrator of affordable health plans, today announced financial results for the fourth quarter ended December 31, 2015.  The Company will host a live conference call on Friday, March 4, 2016 at 8:30 a.m. EST.

Fourth Quarter 2015 Consolidated Financial Highlights

  Record revenue was $33.6 million, an increase of 26.7% over $26.5 million in the fourth quarter of 2014.
  Record total collections from customers, which our industry refers to as premium equivalents, of $55.6 million, an increase of 21.7% over $45.7 million in the fourth quarter of 2014.
  Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $2.6 million, compared to $2.8 million in the fourth quarter of 2014.
  Adjusted EPS, also referred to as Adjusted Net Income per Share, was $0.10 in the fourth quarter of 2015 compared to $0.12 in the fourth quarter of 2014.
  Net Income per diluted share for the fourth quarter of 2015 was $0.02, compared to $0.01 in the fourth quarter of 2014.
  Record policies in force as of December 31, 2015, totaled approximately 195,100, an 84% increase from 106,200 as of December 31, 2014.

See the reconciliations for premium equivalents, adjusted EBITDA, and adjusted EPS within this press release.

2016 Full Year Guidance

For the full year 2016 we expect Revenue to grow 24% to 30% year-over-year ($130 million to $136 million) and Adjusted EPS to grow 26% to 41% ($0.34 to $0.38).

"We were pleased that we exceeded our annual revenue and adjusted earnings per share guidance with a record revenue quarter and strong profit growth as well.  Our sales accelerated in the 2016 open enrollment period, driven by our strong sales effort across our existing and new channels.  Our on-line ecommerce site, AgileHealthInsurance.com, delivered strong volume and is rapidly becoming our top distributor,” said Patrick McNamee, HII's Chief Executive Officer and President.

“We had record policies in force at the end of 2015 – 195,100 policies, representing an 84% YOY increase.  During the quarter, we also had our all-time record of submitted policies – 153,300, representing a 174% YOY increase. Our strategy to diversify our distribution is working; open enrollment is now a tailwind to our growth,” said McNamee.

Full Year 2015 Consolidated Financial Highlights

  Record annual revenues of $104.7 million, representing an 18.0% increase from fiscal year 2014, exceeding guidance of $98 to $103 million.
  Record total collections from customers, which our industry refers to as premium equivalents of $175.8 million, representing a 12.7% increase from fiscal year 2014.
  Adjusted EPS or Net Income per Share was $0.27 for the year ended in 2015, exceeding guidance of $0.18 to $0.25 per share.
  Adjusted gross margin of $48.7 million, representing 10% growth from $44.1 million in 2014.
  Net Income per diluted share of $0.08, compared to $(0.06) for the fiscal year ended 2014.
  Adjusted EBITDA of $6.6 million, with $2.6 million contributed in the fourth quarter.
  Record policies in force as of December 31, 2015, totaled approximately 195,100, an 84% increase from 106,200 as of December 31, 2014.

Fourth Quarter Financial Discussion

Fourth quarter revenues of $33.6 million increased by 26.7%, as compared to the fourth quarter of 2014, driven primarily by an increase in policies in force and accelerating sales in the fourth quarter through the ACA open enrollment period.

Adjusted gross margin, which is calculated starting with revenues and then adjusted for third party commissions, and credit card and ACH fees, decreased to 26.2% of premium equivalents for the fourth quarter of 2015, compared to 30.3% of premium equivalents in the same period in 2014. The decrease in adjusted gross margin is largely due to a higher mix of sales from non-owned call centers.

Selling, general and administrative (“SG&A”) expenses were $14.9 million (44.5% of Revenues) in the fourth quarter of 2015, compared to $12.0 million (45.2% of Revenues) in 2014.  During the quarter, we restructured our owned call centers and recognized the accelerated expenses of $2.6 million relating to those restructurings.  Additionally, we capitalized approximately $420,000 in Internally Developed Software at our consumer division, further enhancing our technology advantage.  Improvements in the core SG&A for the quarter as percentage of revenue were realized due to management efficiencies that occurred in Q3 2015.

EBITDA was ($0.4) million in the fourth quarter of 2015, compared to $1.4 million in the same period in 2014.  Adjusted EBITDA is calculated starting with EBITDA, which is then further adjusted for items that are not part of regular operating activities, including restructuring costs and other non-cash items such as stock-based compensation.  EBITDA for the quarter was negatively impacted by the restructuring of our owned call centers and the up-front cost of acquisition at Agile.  Adjusted EBITDA was $2.6 million in the fourth quarter of 2015, compared to $2.8 million in the same period in 2014.  A reconciliation of net (loss) income to EBITDA and adjusted EBITDA for the year ended December 31, 2015 and 2014 is included within this press release.

Adjusted EPS for Q4 2015 was $0.10 compared with $0.12 last year.  For total 2015, GAAP EPS or net income per diluted share was $0.08 compared with ($0.06) last year.

The company makes short term loans to our distributors based on actual sales that we refer to as advance commissions.  These advance commissions assist our distributors with cost of lead acquisition and provide working capital.  We recover the advanced commissions from future commissions earned on premiums collected over the period in which policies renew.  In the fourth quarter, we experienced a $10.0 million increase in the advanced commission loan balance, taking the year-end balance to $24.5 million.

Cash and short-term investments totaled $7.7 million at the end of the fourth quarter of 2015. Cash decreased by $0.2 million during the quarter. We borrowed an additional $5.0 million on our bank line of credit in the fourth quarter of 2015, primarily to fund the advance commission loans.

Conference Call and Webcast

The company will host an earnings conference call on March 4, 2016 at 8:30 a.m. Eastern time.  All interested parties can join the call by dialing (877) 407-9039; or (201) 689-8470; the conference ID is 13631116.  A webcast of the call may be accessed in the Investor Relations section of Health Insurance Innovations’ website at http://investor.hiiquote.com/events.com.  An archive of the call will be available for 30 days through the same website.

About Health Insurance Innovations, Inc. (HII)

HII is a market leader in developing innovative health insurance products that are affordable and meet the needs of health insurance plan shoppers. HII develops insurance products through partnerships with best-in-class insurance companies and markets them via its broad distribution network of licensed insurance agents across the nation, its call center network and its unique online capability.  Additional information about HII can be found at HiiQuote.com. HII’s Consumer Division includes AgileHealthInsurance.com, a website for researching, comparing and purchasing short-term health insurance products online and HealthPocket.com, a free website that compares and ranks all health insurance plans, and uses objective data to publish unbiased health insurance market analyses and other consumer advocacy research.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on HII’s current assumptions, expectations and beliefs are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, our ability to integrate our acquisitions (including our July 2014 acquisition of HealthPocket, Inc.), competition, changes and developments in the United States health insurance system and laws, and HII’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HII's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Report on Form 10-Q, all as filed with the Securities and Exchange Commission as well as other documents that may be filed by HII from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

HEALTH INSURANCE INNOVATIONS, INC.

Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$7,695	$15,985
Cash held on behalf of others	7,906	5,913
Short-term investments	–	461
Accounts receivable, net, prepaid expenses and other current assets	1,778	2,332
Advanced commissions	24,531	5,973
Income taxes receivable	591	12
Total current assets	42,501	30,676
Property and equipment, net	2,004	526
Goodwill	41,076	41,076
Intangible assets, net	10,061	13,565
Other assets	142	329
Total assets	$95,784	$86,172
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$17,847	$11,397
Deferred revenue	384	64
Current portion of contingent consideration	532	2,647
Deferred tax liability	–	13
Due to member	342	229
Other current liabilities	203	189
Total current liabilities	19,308	14,539
Revolving line of credit	7,500	–
Contingent acquisition consideration	–	1,753
Deferred tax liability	358	2,287
Due to member	406	387
Other liabilities	158	494
Total liabilities	27,730	19,460
Commitments and contingencies
Stockholders’ equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 7,910,085 and 7,900,085 shares issued, respectively; and, 7,759,092 and 7,852,941 outstanding, respectively)	8	8
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 6,841,667 and 6,841,667 shares issued and outstanding, respectively)	7	7
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding)	–	–
Additional paid-in capital	44,592	42,647
Treasury stock, at cost (150,993 and 47,144 shares, respectively)	(1,542)	(347)
Accumulated deficit	(3,093)	(3,694)
Total Health Insurance Innovations, Inc. stockholders' equity	39,972	38,621
Noncontrolling interests	28,082	28,091
Total stockholders' equity	68,054	66,712
Total liabilities and stockholders' equity	$95,784	$86,172

HEALTH INSURANCE INNOVATIONS, INC.

Consolidated Statements of Operations (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues (premium equivalents of $175,768, and $156,039 for the years ended December 31, 2015 and 2014, respectively)	$33,617	$26,530	$104,704	$88,758
Operating expenses:
Third-party commissions	18,363	12,183	53,700	42,760
Credit card and ACH fees	706	496	2,287	1,863
Selling, general and administrative	14,964	12,020	47,324	39,895
Depreciation and amortization	699	644	2,954	2,367
Total operating expenses	34,732	25,343	106,265	86,885
(Loss) income from operations	(1,115)	1,187	(1,561)	1,873
Other expense (income):
Interest income	3	4	(22)	(13)
Fair value adjustment of contingent consideration	(441)	164	(1,265)	1,103
Other expense	353	252	183	270
Net (loss) income loss before income taxes	(1,030)	767	(457)	513
(Benefit) provision for income taxes	(1,258)	295	(1,922)	90
Net income	228	472	1,465	423
Net income attributable to noncontrolling interests	85	398	864	762
Net income (loss) attributable to Health Insurance Innovations, Inc.	$144	$74	$601	$(339)
Per share data:
Net income (loss) per share attributable to Health Insurance Innovations, Inc.
Basic	$0.02	$0.01	$0.08	$(0.06)
Diluted	$0.02	$0.01	$0.08	$(0.06)
Weighted average Class A shares outstanding
Basic	7,534,780	7,597,868	7,524,566	6,057,516
Diluted	7,616,164	7,628,496	7,601,789	6,057,516

Restructuring Expense

During the last quarter of the year ended December 31, 2015, the company committed to and communicated a plan to restructure its operations at ICE and Secured. The company determined certain processes and cost centers of ICE and Secured to be duplicative and recognized that efficiencies could be gained by leveraging these operations with other owned call centers. The reorganization is expected to improve profitability and scalability. As of December 31, 2015, the restructuring plan was communicated to employees and substantially complete.

In connection with the restructuring, the total amount expected to be incurred can be aggregated into six categories: severance, asset write off, lease cancellation, legal fees, travel, and miscellaneous expense.  Estimated total costs expected to be incurred by category is as follows ($ in thousands):

Severance	$1,401
Asset write off	1,013
Lease cancellation	138
Legal fees	21
Travel	15
Misc.	7
Total	$2,595

The amount of expense incurred as of December 31, 2015 for the restructuring activities that occurred in the fourth quarter of 2015 is $2.6 million and is included in the consolidated statement of operations in selling, general and administrative. The company has recorded a liability at December 31, 2015, of $1.2 million which is included in the consolidated balance sheet as accounts payable and accrued expenses.

In connection with the restructuring, intangible assets were reviewed for impairment and as a result of our assessment, we have recorded a loss on intangibles related to distributors of $878,000. This amount is included in the asset write off category above and the associated loss is included with restructuring expenses in consolidated statement of operations as selling, general and administrative. See Notes 5 and 8 of the accompanying audited financial statements for further information about our intangible assets and restructuring activities.

All liabilities associated with the restructuring approximate their fair values. All recorded liabilities are classified as current within the consolidated balance sheet.

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
(Unaudited)
($ in thousands)

	Year Ended December 31,
	2015	2014
Net income (loss)	$1,465	$423
Interest income	(22)	(13)
Depreciation and amortization	2,954	2,367
Benefit for income taxes	(1,922)	90
EBITDA	2,475	2,867
Non-cash stock-based compensation	1,364	2,454
Fair value adjustment to contingent consideration	(1,265)	1,103
Transaction costs	24	776
Tax receivable agreement liability adjustment	361	—
Other non-recurring charges	3,623	863
Adjusted EBITDA	$6,583	$8,063

Reconciliation of Adjusted EBITDA to Adjusted Net Income per Share
(Unaudited)
($ in thousands except per share data)

	Year Ended December 31,
	2015	2014
Adjusted EBITDA	$6,583	$8,063
Less depreciation	329	160
Adjusted pre-tax income	6,254	7,903
Less income tax expense	2,377	3,003
Adjusted net income	$3,878	$4,900
Total weighted average diluted share count	14,443	12,899
Adjusted net income per share	$0.27	$0.38

  EBITDA is defined as net (loss) income before interest expense, income taxes and depreciation and amortization. We have included EBITDA in this report because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA can provide a useful measure for period-to-period comparisons of our business. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

  To calculate adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, and other non-cash items such as non-cash stock-based compensation. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. We have presented adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

  Adjusted net income is computed by subtracting depreciation (but not amortization of intangible assets) from adjusted EBITDA to determine adjusted pre-tax income, from which an assumed tax expense calculated at the 38% federal statutory rate is deducted. We have included adjusted net income in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per share as reported under GAAP.

  Adjusted net income per share is computed by dividing adjusted net income by the total number of diluted Class A and Class B shares of our common stock for each period. We have included adjusted net income per share in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income per share has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for earnings per share as reported under GAAP.

Reconciliation of Premium Equivalents to Revenues & Adjusted Gross Margin
(Unaudited)
($ in thousands)

	Year Ended December 31,
	2015	2014
Premium equivalents	$175,768	$156,039
Less risk premium	67,445	63,900
Less amounts earned by third party obligors	3,619	3,381
Revenues	104,704	88,758
Third-party commissions	53,700	42,760
Credit card and ACH fees	2,287	1,863
Adjusted gross margin	$48,717	$44,135

  Premium equivalents is defined as the combination of premiums, fees for discount benefit plans, and enrollment fees. All amounts not paid out as risk premium to carriers or paid out to other third-party obligors are considered to be revenues for financial reporting purposes. We have included premium equivalents in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. This financial measurement is considered a non-GAAP financial measure and is not recognized under GAAP and should not be used as, and is not an alternative to, revenues as a measure of our operating performance.

  Adjusted gross margin is defined as revenue less third party commissions and credit card and ACH fees.  Adjusted gross margin does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with GAAP. Adjusted gross margin is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, adjusted gross margin can provide a useful measure for period-to-period comparisons of our business. Adjusted gross margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Summary of selected metrics
(Unaudited)
($ in thousands)

	Submitted Applications during Three Months Ended December 31,			Submitted Applications during Year Ended December 31,

	2015	2014	Change (%)	2015	2014	Change (%)
IFP	69,200	30,900	123%	176,900	131,200	35%
Supplemental products	84,100	25,100	236%	186,700	98,300	90%
Total	153,300	56,000	174%	363,600	229,500	58%

	Policies in Force as of December 31,
	2015	2014	Change (%)
IFP	84,500	50,800	65%
Supplemental products	110,600	55,400	102%
Total	195,100	106,200	84%

	Submitted IFP Applications by Channel
	Q1'15	Q2'15	Q3'15	Q4'15	2015	2014
Agile	-	300	5,800	11,300	17,400	-
All Others	30,700	31,700	39,100	57,900	159,500	131,200
Total	30,700	32,000	44,900	69,200	176,900	131,200

	SG&A Expense
	Q1'15	Q2'15	Q3'15	Q4'15	2015	2014
Total SG&A	$11,165	$10,350	$10,845	$14,964	$47,324	$39,895
Less: Stock-based compensation	61	626	313	363	1,363	2,454
Less: Other non-recurring charges	(69)	468	273	2,952	3,623	863
Less: Marketing and Advertising	2,659	1,809	2,305	3,046	9,818	8,525
Core SG&A	8,514	7,448	7,954	8,604	32,519	28,054
% of Revenue	37.8%	32.7%	30.8%	25.6%	31.1%	31.6%

CONTACTS:

Health Insurance Innovations, Inc.:
Michael Hershberger
Chief Financial Officer
(877) 376-5831 ext. 282
mhershberger@hiiquote.com

Investor Contact:
Investor Relations office
(813) 452-5221
IR@hiiquote.com

Media Contact for HealthPocket.com:
Kevin McVicker
Shirley & Banister Public Affairs
(703) 739-5920 or (800) 536-5920
kmcvicker@sbpublicaffairs.com